Exhibit 8.1

SPARKMAN + FOOTE LLP

1616 17th St, Ste. 564, Denver, CO 80202-1278

sparkman@sparkmanfoote.com

March 25, 2013

ADA-ES, Inc.

2135 South Ridgeline Boulevard, Suite 200

Highlands Ranch, CO 80129

Ladies and Gentlemen:

We have acted as tax counsel to ADA-ES, Inc. (the “Company”), a Colorado corporation, in connection with its proposed reorganization consisting of: (a) the merger of ADA Merger Co. (“Merger Co.”), a Colorado corporation and a direct, wholly owned subsidiary of Advanced Emissions Solutions, Inc. (“AES”), a Delaware corporation, with and into the Company pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated March 25, 2013 by and among the Company, AES, and Merger Co., pursuant to which all of the outstanding stock of the Company will be converted into stock of AES, and the Company will become a wholly owned subsidiary of AES. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

In providing our opinion, we have examined the Proxy/Prospectus, which is included in the Registration Statement on Form S-4 (the “Registration Statement”), as filed by the Company on March 25, 2013, with the Securities and Exchange Commission, the Merger Agreement, the certificates provided by the Company on behalf of itself, AES, and Merger Co. to the undersigned (the “Certificates”) and such other documents and matters of law and fact as we have considered necessary or appropriate in our judgment. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by, and in accordance with, the Merger Agreement; (ii) the facts and information contained in the Merger Agreement and the Registration Statement are true, correct, and complete; (iii) the representations made by the Company, AES, and Merger Co. in the Certificates are true and correct as of the date hereof and will continue to be true and correct through and including the Effective Time of the Merger; (iv) any representation made in such Certificates which are qualified by knowledge or qualification of like import are and will continue to be accurate without regard to such qualifications; (v) we have your express consent to rely on each of the statements in the Certificates; (vi) the resolutions recommended to the Company’s shareholders by its Board of Directors in the Company’s Proxy Statement included in the Registration Statement will be approved by such shareholders at the annual meeting to be held on June 13, 2013 in substantially the same form, in all material respects, as so recommended; and (vii) original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Date of the Merger) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (including proposed and temporary regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history, as of the date hereof. The opinions expressed are subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which such opinions are based. There is no assurance that legislative or administrative changes or court decisions may or may not be retroactive with respect to transactions prior to the date of such changes. These opinions represent only counsel’s best legal judgment, and have no binding effect or official status of any kind, so that no assurance can be given that the positions set forth below will be sustained by a court, if contested.

ADA-ES, Inc

March 25, 2013

Based on the foregoing, the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences” in the Registration Statement represents the opinions of Sparkman + Foote LLP as to the material U.S. federal income tax consequences applicable to the stockholders of the Company with respect to the Merger. In particular, it is our opinion that the Merger will constitute an exchange of the common stock of the Company for AES common stock governed by Section 351 of the Code, as well as a reorganization within the meaning of Section 368(a) of the Code, and, therefore, no gain or loss will be recognized by the shareholders of the Company upon the receipt of AES common stock pursuant to the Merger.

Further, it is our opinion that utilization of the Company’s pre-Merger net operating losses will not be limited by the provisions of Section 382 of the Code by reason of the Merger.

This opinion is furnished to you solely for its use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Sparkman + Foote LLP
Sparkman + Foote LLP